August 2, 2024

T. Rowe Price International Funds, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am counsel to T. Rowe Price Associates, Inc., which serves as sponsor and investment adviser of T. Rowe Price International Disciplined Equity Fund - I Class (the “Acquiring Fund”). As such, I am familiar with the proposed transaction between the Acquiring Fund’s, series of T. Rowe Price International Funds, Inc., a Maryland corporation, and T. Rowe Price Institutional International Disciplined Equity Fund (the “Acquired Fund”), series of T. Rowe Price Global Funds, Inc., a Maryland corporation. This opinion is furnished in connection with the Acquiring Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to I Class shares of beneficial interest, par value $1.00, of the Acquiring Funds (the “Corresponding Shares”), to be issued in connection with the reorganization.

I am of the opinion that, subsequent to the approval by the Funds’ Boards of Directors of the reorganization in the manner set forth in the information statement and prospectus constituting a part of the Registration Statement (the “Combined Information Statement and Prospectus”), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration, will be legally issued, fully paid and non-assessable shares of the I Class of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Combined Information Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/Vicki S. Booth
Vicki S. Booth
Managing Legal Counsel and Vice President
T. Rowe Price Associates, Inc.